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                                   Exhibit 10


                                PROMISSORY NOTE


$10,000,000                                              Chevy Chase, Maryland
                                                             November 14, 1994


         FOR VALUE RECEIVED, MALCOLM I. GLAZER, a resident of the State of Florida and THE MALCOLM GLAZER TRUST, a trust created pursuant to agreement dated March 23, 1990 (collectively, the "Borrowers"), jointly and severally promise to pay to the order of NATIONSBANK, N.A. (the "Lender"), the principal sum of TEN MILLION DOLLARS ($10,000,000) (the "Principal Sum"), or so much thereof as has been or may be advanced or readvanced to or for the account of the Borrowers pursuant to the terms and conditions of the Credit Agreement (as hereinafter defined), together with interest thereon at the rate or rates hereinafter provided, in accordance with the following:
         1. Interest. Commencing as of the date hereof and continuing until repayment in full of all sums due hereunder, the unpaid Principal Sum shall bear interest at the fluctuating prime rate of interest established and declared by the Lender from time to time (the "Prime Rate") per annum. The Prime Rate does not necessarily represent the lowest rate of interest charged by the Lender to Borrowers. The rate of interest charged under this Note shall change immediately and contemporaneously with any change in the Prime Rate.
All interest payable under the terms





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of this Note shall be calculated on the basis of a 360-day year and the actual number of days elapsed.
         2. Payments and Maturity. The unpaid Principal Sum, together with interest thereon at the rate or rates provided above, shall be payable as follows:
                 (a) Interest only on the unpaid Principal Sum shall be due and payable monthly, commencing December 1, 1994, and on the first day of each month thereafter to maturity; and
                 (b) Unless sooner paid, the unpaid Principal Sum, together with interest accrued and unpaid thereon, shall be due and payable in full on October 1, 1995.
         The fact that the balance hereunder may be reduced to zero from time to time pursuant to the Credit Agreement will not affect the continuing validity of this Note or the Credit Agreement; and the balance may be increased to the Principal Sum after any such reduction to zero.
         3. Default Interest. Upon the occurrence of an Event of Default (as hereinafter defined), the unpaid Principal Sum shall bear interest thereafter at a rate four percent (4%) per annum in excess of the then current rate or rates of interest hereunder until such Event of Default is cured.
         4. Late Charges. If the Borrowers shall fail to make any payment under the terms of this Note within fifteen (15) days after the date such payment is due, the Borrowers shall pay to the Lender on demand a late charge equal to five percent (5%) of such payment.





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         5.      Application and Place of Payments.  All payments, made on
account of this Note shall be applied first to the payment of any late charge then due hereunder, second to the payment of accrued and unpaid interest then due hereunder, and the remainder, if any, shall be applied to the unpaid Principal Sum. All payments on account of this Note shall be paid in lawful money of the United States of America in immediately available funds during regular business hours of the Lender at its principal office in Bethesda, Maryland or at such other times and places as the Lender may at any time and from time to time designate in writing to the Borrowers.
         6. Prepayment. The Borrowers may prepay the Principal Sum in whole or in part without premium or penalty.
         7. Credit Agreement and Other Financing Documents. This Note is the "Note" described in a Credit Agreement of even date herewith by and between the Borrowers and the Lender (as amended, modified, restated, substituted, extended and renewed at any time and from time to time, the "Credit Agreement"). The indebtedness evidenced by this Note is included within the meaning of the term "Obligations" as defined in the Credit Agreement. The term "Financing Documents" as used in this Note shall mean collectively this Note, the Credit Agreement and any other instrument, agreement, or document previously, simultaneously, or hereafter executed and delivered by the Borrowers and/or any other person, singularly or jointly with any other person,





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evidencing, securing, guaranteeing, or in connection with the Principal Sum, this Note and/or the Credit Agreement.
         8. Events of Default. The occurrence of any one or more of the following events shall constitute an event of default (individually, an "Event of Default" and collectively, the "Events of Default") under the terms of this
Note:
                 (a) The failure of the Borrowers to pay to the Lender when due any and all amounts payable by the Borrowers to the Lender under the terms of this Note; or
                 (b) The occurrence of an event of default (as defined therein) under the terms and conditions of any of the other Financing Documents.
         9. Remedies. Upon the occurrence of an Event of Default at the option of the Lender, all amounts payable by the Borrowers to the Lender under the terms of this Note shall immediately become due and payable by the Borrowers to the Lender without notice to the Borrowers or any other person, and the Lender shall have all of the rights, powers, and remedies available under the terms of this Note, any of the other Financing Documents and all applicable laws. The Borrowers and all endorsers, guarantors, and other parties who may now or in the future be primarily or secondarily liable for the payment of the indebtedness evidenced by this Note hereby severally waive presentment, protest and demand, notice of protest, notice of demand and of dishonor and non-payment of this Note and expressly agree that this Note or any payment hereunder may be extended from time to time without





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in any way affecting the liability of the Borrowers, guarantors and endorsers.
         10. Confessed Judgment. Upon the occurrence of an Event of Default, the Borrowers hereby authorize any attorney designated by the Lender or any clerk of any court of record to appear for the Borrowers in any court of record and confess judgment without prior hearing against the Borrowers in favor of the Lender for and in the amount of the unpaid Principal Sum, all interest accrued and unpaid thereon, all other amounts payable by the Borrowers to the Lender under the terms of this Note or any of the other Financing Documents, costs of suit, and attorneys' fees of fifteen-percent (15%) of the unpaid Principal Sum and interest then due hereunder. The Borrowers hereby release, to the extent permitted by applicable law, all errors and all rights of exemption, appeal, stay of execution, inquisition, and other rights to which the Borrowers may otherwise be entitled under the laws of the United States of America or of any state or possession of the United States of America now in force and which may hereafter be enacted. The authority and power to appear for and enter judgment against the Borrowers shall not be exhausted by one or more exercises thereof or by any imperfect exercise thereof and shall not be extinguished by any judgment entered pursuant thereto. Such authority may be exercised on one or more occasions or from time to time in the same or different jurisdictions as often as the Lender shall deem necessary or





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desirable, for all of which this Note shall be a sufficient warrant.
         11. Expenses. The Borrowers promise to pay to the Lender on demand by the Lender all costs and expenses incurred by the Lender in connection with the collection and enforcement of this Note, including, without limitation, reasonable attorneys' fees and expenses and all court costs.
         12. Notices. Any notice, request, or demand to or upon the Borrowers or the Lender shall be deemed to have been properly given or made when delivered in accordance with Paragraph 8 of the Credit Agreement.
         13. Miscellaneous. Each right, power, and remedy of the Lender as provided for in this Note or any of the other Financing Documents, or now or hereafter existing under any applicable law or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Note or any of the other Financing Documents or now or hereafter existing under any applicable law, and the exercise or beginning of the exercise by the Lender of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by the Lender of any or all such other rights, powers, or remedies. No failure or delay by the Lender to insist upon the strict performance of any term, condition, covenant, or agreement of this Note or any of the other Financing Documents, or to exercise any right, power, or remedy consequent upon a breach thereof, shall constitute a





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waiver of any such term, condition, covenant, or agreement or of any such breach, or preclude the Lender from exercising any such right, power, or remedy at a later time or times. By accepting payment after the due date of any amount payable under the terms of this Note, the Lender shall not be deemed to waive the right either to require prompt payment when due of all other amounts payable under the terms of this Note or to declare an Event of Default for the failure effect such prompt payment of any such other amount. No course of dealing or conduct shall be effective to amend, modify, waive, release, or change any provisions of this Note.
         14. Partial Invalidity. In the event any provision of this Note (or any part of any provision) is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this Note; but this Note shall be construed as if such invalid, illegal, or unenforceable provision (or part thereof) had not been contained in this Note, but only to the extent it is invalid, illegal, or unenforceable.
         15. Captions. The captions herein set forth are for convenience only and shall not be deemed to define, limit, or describe the scope or intent of this Note.
         16. Applicable Law. The Borrowers acknowledge and agree that this Note shall be governed by the laws of the State of





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Maryland, even though for the convenience and at the request of the Borrowers, this Note may be executed elsewhere.
         17. Consent to Jurisdiction. The Borrowers irrevocably submit to the jurisdiction of any state or federal court sitting in the State of Maryland over any suit, action, or proceeding arising out of or relating to this Note or any of the other Financing Documents. The Borrowers irrevocably waive, to the fullest extent permitted by law, any objection that the Borrowers may now or hereafter have to the laying of venue of any such suit, action, or proceeding brought in any such court and any claim that- any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment in any such suit, action, or proceeding brought in any such court shall be conclusive and binding upon the Borrowers and may be enforced in any court in which the Borrowers are subject to jurisdiction by a suit upon such judgment, provided that service of process is effected upon the Borrowers as provided in this Note or as otherwise permitted by applicable law.
         18. Service of Process. The Borrowers hereby irrevocably designate and appoint Joel Glazer, 7701 Woodmont Avenue, Bethesda, Maryland 20814, as the Borrowers's authorized agent to receive on the Borrowers' behalf service of any and all process that may be served in any suit, action, or proceeding instituted in connection with this Note in any state or federal court sitting in the State of Maryland. If such agent shall cease so to act, the Borrowers shall irrevocably designate and appoint





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without delay another such agent in the State of Maryland satisfactory to the
Lender and shall promptly deliver to the Lender evidence in writing of such agent's acceptance of such appointment and its agreement that such appointment shall be irrevocable.
         The Borrowers hereby consent to process being served in any suit, action, or proceeding instituted in connection with this Note by serving a copy thereof upon the agent hereinabove designated and appointed by the Borrowers as the Borrowers' agent for service of process. The Borrowers irrevocably agree that such service shall be deemed in every respect effective service of process upon the Borrowers in any such suit, action or proceeding, and shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon the Borrowers. Nothing in this Section shall affect the right of the Lender to serve process in any manner otherwise permitted by law or limit the right of the Lender otherwise to bring proceedings against the Borrowers in the courts of any jurisdiction or jurisdictions.
         19. WAIVER OF TRIAL BY JURY. THE BORROWERS HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH THE BORROWERS OR EITHER OF THEM, AND THE LENDER MAY BE PARTIES, ARISING OUT OF OR IN ANY WAY PERTAINING TO (A) THIS NOTE OR (B) THE FINANCING DOCUMENTS. IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS NOTE.





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         THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY THE
BORROWERS, AND THE BORROWERS HEREBY REPRESENT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. THE BORROWERS FURTHER REPRESENT THAT THEY HAVE BEEN REPRESENTED IN THE SIGNING OF THIS NOTE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF THEIR OWN FREE WILL, AND THAT THEY HAVE THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.
         IN WITNESS WHEREOF, the Borrowers have caused this Note to be executed under seal as of the date first written above.

WITNESS:                                         THE MALCOLM GLAZER TRUST

__________________________
                                             By: S//MALCOLM GLAZER, TRUSTEE
                                                 -----------------------------
                                                 MALCOLM I. GLAZER, TRUSTEE
                                                 by Avram Glazer, Pursuant to
                                                 Power of Attorney attached
                                                 hereto and made a part hereof





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